    As Filed With the Securities and Exchange Commission on April 14, 1997
                                                  Registration No. 333-_________
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington. D.C. 20549
                            ------------------------


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             UNIT INSTRUMENTS, INC.
             (Exact name of registrant as specified in its charter)

                          California                                                     33-0077406
(State or other jurisdiction of incorporation or organization)            (I.R.S. Employer Identification No.)


            22600 Savi Ranch Parkway, Yorba Linda, California 92887
                                 (714) 921-2640

   (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)


           Gary N. Patten, Vice President and Chief Financial Officer
                             Unit Instruments, Inc.
                            22600 Savi Ranch Parkway
                         Yorba Linda, California 92887
                                 (714) 921-2640

(Name, address, including zip code, and telephone number, including area code of agent for service)


                                    Copy to:
                              Nick E. Yocca, Esq.
                             Jeffrey B. Coyne, Esq.
         Stradling, Yocca, Carlson & Rauth, a Professional Corporation
     660 Newport Center Drive, Suite 1600, Newport Beach, California 92660

     Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]


                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------
                                       Proposed maximum    Proposed maximum
Title of securities    Amount to be     offering price    aggregate offering      Amount of
 to be registered       registered       per share/1/          price/1/        registration fee


Common Stock,            282,457       $8.375              $2,365,577             $717
$.15 par value           shares
-----------------------------------------------------------------------------------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


-----------
/1/ The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), using the average of the high and low price reported to Nasdaq National Market for the Common Stock on April 10, 1997, which was approximately $8.375 per share.


                              Page 1 of 24 Pages
                           Exhibit Index on Page 21

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
Information contained herein is subject to completion or amendment. A registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The prospectus shall not constitute an offer to sell or the solicitation of an offer by buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++


                            UNIT INSTRUMENTS, INC.


                        282,457 SHARES OF COMMON STOCK
                               ($.15 par value)
                           ------------------------

     There may be offered for sale from time to time for the accounts of the shareholders of Unit Instruments, Inc. (the "Company"), identified herein (the "Selling Shareholders") up to 282,457 shares of Common Stock, $.15 par value per share (the "Common Stock"), of the Company which were issued to the former shareholders (the "Former CSI Shareholders") of Control Systems, Inc., a New Mexico corporation ("CSI") pursuant to an Agreement and Plan of Reorganization and Merger, dated April 23, 1996 among the Company, CSI, CSI Acquisition Corporation, a California corporation and wholly-owned subsidiary of the Company, Thomas A. Barr, Jaime C. Barr and Christopher V. Barr (the "CSI Merger Agreement"), under which the Company, effective June 3, 1996, acquired 100% of the outstanding common stock of CSI.

     The Company's Common Stock is traded on the Nasdaq National Market under the symbol UNII. The average of the high and low price of the Common Stock on April 10, 1997, as reported by Nasdaq, was $8.375.

     All or a portion of the Common Stock offered by this Prospectus may be offered for sale, from time to time on the Nasdaq National Market or on one or more exchanges, or otherwise at prices and terms then obtainable, or in negotiated transactions. The distribution of these securities may be effected in one or more transactions that may take place on the over-the-counter market, including, among others, ordinary brokerage transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Shareholders.

     The Company will not receive any part of the proceeds from the sale of Common Stock. See "Use of Proceeds." The Selling Shareholders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

     All expenses of the registration of securities covered by this Prospectus are to be borne by the Company, except that the Selling Shareholders will pay any applicable underwriters' commissions and expenses, brokerage fees or transfer taxes.


        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
       SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
               UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           ------------------------

                 The date of this Prospectus is April 14, 1997.

                               TABLE OF CONTENTS
                               -----------------

                                                    PAGE

Available Information.............................    2
Incorporation of Certain Documents by Reference...    3
The Company.......................................    4
Risk Factors......................................    4
Use of Proceeds...................................   10
Selling Shareholders..............................   10
Plan of Distribution..............................   11
Legal Matters.....................................   11
Experts...........................................   11
Indemnification of Officers and Directors.........   12

     No person is authorized to give any information or to make any representations, other than those contained or incorporated by reference in this Prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Shareholders or any underwriters, brokers or agents. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Chicago, Illinois 60606 and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may be obtained electronically by visiting the Commission's web site on the Internet at http://www.sec.gov. The Common Stock of the Company is traded on the Nasdaq National Market System. Reports, proxy statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., at 1735 K Street, N.W., Washington D.C. 20006.

     This Prospectus does not contain all of the information set forth in the Registration Statement of which this Prospectus is a part and which the Company has filed with the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof, copies of which can be inspected at, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above. Additional updating information with respect to the Company may be provided in the future by means of appendices or supplements to this Prospectus.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The documents listed below have been filed by the Company with the Commission under the Exchange Act and are incorporated by reference herein:

     a. The Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1996, filed with the Commission on August 12, 1996.

     b. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 1996, filed with the Commission on October 8, 1996.

     c. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 1996, filed with the Commission on January 13, 1997.

     d. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 1, 1997, filed with the Commission on April 2, 1997.

     e. The description of the Company's Common Stock contained in the Registration Statement on Form 8-A filed by the Company's predecessor, Autoclave Engineers, Inc., under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     f. The Company's Current Report on Form 8-K filed with the Commission on March 27, 1996, as amended by the Current Report on Form 8-K/A filed with the Commission on August 14, 1996.

     g. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the Company's fiscal year ended May 31, 1996.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to Unit Instruments, Inc., Attention: Gary N. Patten, Vice President and Chief Financial Officer, 22600 Savi Ranch Parkway, Yorba Linda, California 92887, telephone number (714) 921-2640.

                                  THE COMPANY


     The Company was incorporated in California on November 13, 1984, and is the successor entity to Autoclave Engineers, Inc., a Pennsylvania corporation, the Company's former parent corporation, which was merged with and into the Company on January 31, 1996. The principal office of the Company is located at 22600 Savi Ranch Parkway, Yorba Linda, California 92887, and its telephone number is
(714) 921-2640. Unless the context otherwise requires, references to the "Company" herein include Unit Instruments, Inc. and each of its operating subsidiaries.

                                  RISK FACTORS

     The following factors should be considered carefully in evaluating the Company and its business before making an investment in the Common Stock offered hereby, together with all of the other information set forth or incorporated by reference in this Prospectus.

DEPENDENCE ON MFC PRODUCTS AND MFC MARKET


     The Company designs, manufactures and markets mass flow controllers ("MFCs") used primarily in the fabrication of integrated circuits and has historically derived substantially all of its total revenues from such systems. Sales and maintenance of MFC products are expected to continue to account for substantially all of the Company's total revenues for the foreseeable future. However, there can be no assurance that the Company will be able to sustain the current level of such product sales. In addition, there can be no assurance that the market for MFC products in general will support the Company's planned operations in the future. Any decrease in the overall level of sales of, or the prices for, the Company's existing family of products due to introductions by the Company's competitors of products, whether based on new technologies or new industry standards, a decline in the demand for semiconductor manufacturing equipment, product obsolescence or any other reason would have a material adverse effect on the Company's business, operating results and financial condition.

     If the market for MFC products fails to grow or grows more slowly than the Company currently anticipates, or if the Company's MFC technology does not maintain its market acceptance, or develops more slowly than the Company expects, the Company's business, operating results and financial condition could be materially adversely affected.

CUSTOMER CONCENTRATION

     A small number of customers account for a substantial portion of the Company's sales. During the fiscal year ended May 31, 1996, sales to Applied Materials Inc. accounted for approximately 30% of the Company's total sales and sales to Lam Research Corporation accounted for approximately 20% of total sales. Sales of MFC's to semiconductor manufacturing equipment suppliers are expected to continue to account for a substantial majority of the Company's product sales. A limited number of large OEMs account for a majority of MFC purchases in the semiconductor manufacturing equipment market, and the Company's success will be dependent upon its ability to establish and maintain relationships with these types of customers. There can be no assurance that a major customer will not reduce, delay or eliminate its purchases from the Company, which could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, major customers also have significant leverage and may attempt to change the terms, including pricing, upon which the Company and such customers do business, thereby adversely affecting the Company's business, results of operations and financial condition. Further, one or more of these customers may determine to manufacture MFCs internally thus reducing or eliminating its purchases from the Company and possibly becoming a direct competitor of the Company. As a result, the Company's success will depend on its ability to expand its customer base and, in particular, to successfully market its products to OEMs for semiconductor manufacturing equipment.

     The Company currently sells to its major customers under purchase orders which are usually placed with short delivery requirements. As such, while the Company receives periodic order forecasts from its major customers, such customers have no obligation to purchase the forecasted amounts. Nonetheless, the Company maintains significant work-in-progress and raw materials inventory as well as maintaining increased levels of technical production staff to meet order forecasts. To the extent its major customers purchase less than the forecasted amounts, the Company will have higher levels of inventory than otherwise needed, increasing the risk of obsolescence, and the Company will have increased levels of production support staff to support such forecasted orders, Such higher levels of inventory and increased employee levels would reduce the Company's liquidity and could have a material adverse effect on the Company's results of operations and financial condition. In addition, in the event the Company's major customers desire to purchase products in excess of the forecasted amounts, the Company may not have sufficient inventory or manufacturing capacity to fill such increased orders, which could have a material adverse effect on the Company's relationships and future business with its customers.

DEPENDENCE ON SOLE AND LIMITED SOURCE SUPPLIERS AND INDEPENDENT CONTRACT MANUFACTURERS

     The Company purchases certain materials used in its products from third parties, including certain machined parts and raw materials that are obtained from a single source or a limited number of suppliers. The Company's dependence on third-party suppliers involves several risks, including limited control over pricing, availability, quality and delivery schedules. Because of the Company's reliance on these vendors, the Company may also be subject to increases in supply costs which could have a material adverse affect on its business, operating results and financial condition. In addition, selected raw materials have an extended lead-time. Any delays or shortages of the supplies could cause delays in the shipment of the Company's products. There can be no assurance that the Company will not experience quality control problems, extended lead times for raw materials, supply shortages or price increases with respect to one or more of these materials in the future. Any quality control problems, interruptions in supply or materials price increases with respect to one or more supplies could have a material adverse effect on the Company's business, operating results and financial condition.

EXPOSURE TO RAPID TECHNOLOGICAL CHANGE; DEPENDENCE ON PRODUCT DEVELOPMENT

     The market for the Company's MFC products is characterized by rapid technological advances, changes in end user requirements, new product introductions and enhancements, and evolving industry standards. The introduction of products by either the Company or its competitors embodying new technologies and the emergence of new industry standards can render the Company's existing or future products obsolete. The Company's future performance will depend upon its ability to address the increasingly sophisticated needs of its customers by enhancing its current products and by developing and introducing new products on a timely basis that keep pace with technological developments and emerging industry standards, respond to evolving end user requirements and achieve market acceptance. The development of new, technologically-advanced products and product enhancements is a complex and uncertain process requiring high levels of innovation, as well as the accurate anticipation of technological and market trends, and requires the investment of significant financial resources. Any failure by the Company to anticipate or adequately respond to technological developments or end user requirements, or any significant delays in product development or introduction, could result in a loss of competitiveness or revenue. There can be no assurance that the Company will be successful in developing and marketing product enhancements or new products on a timely basis if at all, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and sale of these products, or that any of its new products and product enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. If the Company is unable, for technological or any other reasons, to develop, introduce and sell its products in a timely manner, the Company's business, operating results and financial condition would be materially adversely affected. From time to time, the Company or its present or future competitors may announce new products, capabilities or technologies that have the potential to replace or shorten the life cycles of the Company's existing products. There can be no assurance that announcements of currently planned or other new products will not cause customers to delay or alter their purchasing decisions in anticipation of such products, which could have a material adverse effect on the Company's business, operating results and financial condition.

IMPACT OF COMPETITION

     The market for the Company's mass flow controllers is highly competitive. The Company has three major domestic competitors and two major Japanese competitors. The Company believes that its ability to compete in the market for mass flow controllers is based upon such factors as: investment in engineering, manufacturing process improvements, marketing and quality of customer support services, documentation and training. The Company has experienced significant price competition and expects price competition in the sale of MFCs to increase. No assurance can be given that the Company's competitors will not develop new technologies or enhancements to existing products or introduce new products that will offer superior price or performance features. The Company expects its competitors to offer new and existing products at prices necessary to gain or regain market share. Certain of the Company's competitors have substantial financial resources, which may enable them to withstand sustained price competition or a downturn in the market. There can be no assurance that the Company will be able to compete successfully in the pricing of its products, or otherwise, in the future. In addition,there can be no assurance that new entrants, which may include large foreign companies, and some of which may have substantially greater financial resources than the Company, will not seek to enter the MFC market.

FLUCTUATIONS IN QUARTERLY RESULTS

     The Company experiences, and expects to continue to experience, significant fluctuations in sales and operating results from quarter to quarter. Quarterly results fluctuate due to a number of factors, any of which could have a material advese effect on the Company's business, results of operations and financial condition. In particular, the Company's quarterly results of operations can vary due to the timing, cancellation, or rescheduling of customer orders and shipments; variations in manufacturing capacities, efficiencies and costs; the availability and cost of components; the timing, availability and sale of new products by the Company; changes in the mix of products having differing gross margins; warranty expenses; changes in average sales prices; long sales cycles associated with the Company's products; and variations in product development and other operating expenses. The Company's quarterly revenues are also affected by volume discounts given to certain customers for large volume purchases over a given period of time. In addition, the Company's quarterly results of operations are influenced by competitive factors, including pricing, availability and demand for the Company's and competing products. A large portion of the Company's expenses are fixed and difficult to reduce in a short period of time. If net sales do not meet the Company's expectations, the Company's fixed expenses would exacerbate the effect of such net sales shortfall. Furthermore, announcements by the Company or its competitors regarding new products and technologies could cause customers to defer purchases of the Company's products. In addition, while the Company receives periodic order forecasts from its major customers, such customers have no binding obligation to purchase the forecasted amounts. See "--Customer Concentration." Order deferrals and cancellations by the Company's customers, declining average sales prices, delays in the Company's introduction of new products and longer than anticipated sales cycles for the Company's products have in the past adversely affected the Company's quarterly results of operations. There can be no assurance that the Company's quarterly results of operations will not be similarly adversely affected in the future.

     Due to the foregoing factors, the Company believes that period-to-period comparisions of its operating results are not necesssarily meaningful and that such comparisons cannot be relied upon as indicators of future performance. There can be no assurance that the Company will be profitable in the future or that future revenues and operating results will not be below the expectations of public market analysts and investors. In either case, the price of the Company's Common Stock could be materially adversely affected.

RISKS ASSOCIATED WITH INTERNATIONAL SALES

     A substantial portion of the Company's total revenues are derived from international sales. In fiscal years 1996, 1995 and 1994, international sales represented approximately 17%, 17% and 21%, respectively, of the Company's total revenues, and the Company believes that its future performance is dependent in part upon its ability to increase sales in international markets. The Company intends to continue to expand its operations outside of the United States and enter additional international markets, both of which will require significant management attention and financial resources. There can be no assurance, however, that the Company will be able to successfully maintain or expand its international sales. International sales are subject to inherent risks, including unexpected changes in regulatory requirements, tariffs and other barriers, fluctuating exchange rates, difficulties in staffing and managing foreign sales and support operations, greater working capital requirements, political and economic instability and potentially limited intellectual property protection.

     A portion of the Company's sales and expenses outside of North America are transacted in local currencies, and accordingly, the Company is subject to the risks associated with fluctuations in currency rates. The Company has in the past incurred losses due to fluctuating exchange rates associated with international sales. In addition, increases in the value of the dollar against foreign currencies decrease the dollar value of foreign sales, requiring the Company either to increase its prices in the local currency, which could render the Company's products less competitive, or to suffer reduced revenues and gross margins as measured in U.S. dollars. There can be no assurance that any of these factors will not have a material adverse effect on the Company's future international sales and, consequently, on the Company's business, operating results and financial condition.

     The Company's products are subject to restrictions on their export to and reexport from many foreign countries. These restrictions require the Company to obtain a validated export license prior to the sale of its products to purchasers in such countries, thereby making many of the Company's sales to foreign countries subject to the approval of the U.S. Department of Commerce. To date, such requirements have not had a material adverse effect on the Company. However, there can be no assurance that the U.S. Commerce Department will not assume a more hostile attitude in the future towards the Company's products or, due to the political or diplomatic climate or for human rights reasons, one or more countries where the Company desires to sell its products. Such a change in attitude could adversely effect the Company's ability to sell its products in such countries, which in turn could have a material adverse effect on the Company's business, operating results and financial condition.

INTELLECTUAL PROPERTY

     The Company holds various U.S. and foreign patents on certain design and functional aspects of its mass flow controllers. The Company has developed proprietary information relating to the design and manufacture of its products, along with the metrology of gases used in the IC manufacturing process. The Company's ability to compete successfully and achieve future revenue growth will depend, in part, on its ability to protect its proprietary technology and operate without infringing upon the rights of others. There can be no assurance that the Company will be able to successfully protect its intellectual property or that the Company's intellectual property or proprietary technology will not otherwise become known or independently developed by competitors. In addition, the laws of certain countries in which the Company's products are or may be sold may not protect the Company's products and intellectual property rights to the same extent as the laws of the United States. The inability of the Company to protect its intellectual property and proprietary technology could have a material adverse effect on its business, results of operations and financial condition. As the number of patents, copyrights and other intellectual property rights in the Company's industry increases, and as the coverage of these rights and the functionality of the products in the market further overlap, the Company believes that its products may increasingly become the subject of infringement claims. The Company may in the future be notified that it is infringing upon certain patent or other intellectual property rights of others. Although the Company has not received any such notification to date and there are no pending or threatened intellectual property lawsuits against the Company, there can be no assurance that such litigation or infringement claims will not occur in the future. Such litigation or claims could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, results of operations and financial condition. A third party claiming infringement may also be able to obtain an injunction or other equitable relief, which could effectively block the ability of the Company or its customers to distribute, sell or import to the United States allegedly infringing products. If it appears necessary or desirable, the Company may seek licenses under patents or other rights from third parties covering intellectual property that the Company is allegedly infringing. No assurance can be given, however, that any such licenses could be obtained on terms acceptable to the Company, if at all. The failure to obtain the necessary licenses or other rights could have a material adverse effect on the Company's buisness, results of operations and financial condition.

ENVIRONMENTAL COMPLIANCE

     The Company has identified ground water and soil contamination at its previously owned Erie, Pennsylvania operation of Autoclave Engineers Group. These findings have been reported to the appropriate authorities and the Company has established a reserve of $661,000 for estimated costs of further investigation and potential remediation related to the matter. There can be no assurance that such reserve will be adequate, or that this matter will not have a material adverse effect on the Company's financial position or results of operations.

LITIGATION

     The predecessor to the Company, Autoclave Engineers, Inc., has been a named co-defendant, along with numerous other companies, in several lawsuits in state and federal courts in which plaintiffs have alleged personal injury from exposure to asbestos-related products. As of the date hereof, Autoclave is not a party to any current asbestos-related litigation. Autoclave manufactured marine steam valves that may have contained some minor quantities of asbestos, but ceased the production of these products several years ago. While the Company has product liability insurance and has generally been successful in being dismissed from these types of actions, and to date, has not incurred any financial liability related to asbestos-related litigation, there can be no assurance that it will not be named in future actions, or that such actions, if filed, would not have a material adverse effect on the Company's business, results of operations and financial condition.

DEPENDENCE ON KEY PERSONNEL

     Due to the specialized nature of the Company's business, the Company is highly dependent on the continued services of, and on its ability to attract and retain, qualified technical, marketing and managerial personnel. Competition for such personnel is intense, and the loss of any such persons, as well as the failure to recruit and train additional technical personnel in a timely manner, could have a material adverse effect on the Company's business, results of operation and financial condition. In particular, the Company's success is dependent upon the services of Michael J. Doyle, a founder of the Company and its President. The loss of his services would materially adversely affect the Company.

                                USE OF PROCEEDS

     The proceeds from the sale of each Selling Shareholders' Common Stock will belong to the Selling Shareholders. The Company will not receive any proceeds from such sales of the Common Stock.

                              SELLING SHAREHOLDERS

FORMER CSI SHAREHOLDERS

     The Company issued 289,308 shares of Common Stock to the Former CSI Shareholders on June 3, 1996, pursuant to the terms of the CSI Merger Agreement under which CSI was merged with a subsidiary of the Company, becoming a wholly-owned subsidiary of the Company. Subsequent to such issuance, that Company repurchased a total of 6,851 shares of Common Stock from certain of such Former CSI Shareholders. Pursuant to the CSI Merger Agreement, the Company agreed to file a registration statement with the Commission to register the shares of Common Stock received by the Former CSI Shareholders for resale by them, and to keep the registration statement effective for a period of up to 18 months after such registration statement is declared effective. The Registration Statement of which this Prospectus is a part was filed with the Commission pursuant to the CSI Merger Agreement.

     The following table sets forth (i) the name of each Former CSI Shareholder who holds shares of the Company's Common Stock acquired pursuant to the CSI Merger Agreement and (ii) the number and percentage of shares of Common Stock owned by each such Former CSI Shareholder prior to the offering and being registered hereby. Upon completion of the offering, assuming all of the shares held by such Former CSI Shareholders being registered hereby are sold and that such Former CSI Shareholders acquire no additional shares of Common Stock prior to the completion of this offering, the Former CSI Shareholders will beneficially own no shares of Common Stock of the Company.

                                   SHARES OWNED      PERCENT OF COMMON STOCK
             NAME                PRIOR TO OFFERING      PRIOR TO OFFERING
             ----                -----------------      -----------------
Thomas A. and Jaime C. Barr           187,289                   4.3%
Christopher V. Barr                    74,306                   1.7%
James C. Elliott                       18,577                      *
Dirk A. Frew                            1,904                      *
Christopher W. Collins                    381                      *
                                      -------                   ----
Total                                 282,457                   6.5%

--------------------
*  Less than 1%

     In connection with the acquisition of 100% of the outstanding common stock of CSI by the Company, CSI entered into (i) an employment agreement with Mr. Thomas A. Barr pursuant to which Mr. Barr served as President of CSI until his resignation on December 2, 1996, and (ii) an employment agreement with Mr. Christopher V. Barr whereby Mr. Barr will serve as a Vice President of CSI until June 2, 1999. The other Former CSI Shareholders listed above are, and have been since June 2, 1996, employees of CSI with the exception of James C. Elliott who terminated his employment with CSI on December 20, 1996. Other than as described herein, the Former CSI Shareholders listed above do not have any material relationships with the Company.

                              PLAN OF DISTRIBUTION

     All or a portion of the Common Stock offered by this Prospectus may be offered for sale from time to time on the Nasdaq National Market or on one or more exchanges, or otherwise at prices and terms then obtainable, or in negotiated transactions. The distribution of these securities may be effected in one or more transactions that may take place on the over-the-counter market, including, among others, ordinary brokerage transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Shareholders.

     The Company will not receive any part of the proceeds from the sale of Common Stock. The Selling Shareholders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act, in which event commissions received by such intermediary may be deemed to be underwriting commissions under the Securities Act.

     All expenses of the registration of securities covered by this Prospectus are to be borne by the Company, including the reasonable fees and expenses of counsel for the CSI Shareholders. The Selling Shareholders will pay any applicable underwriters' commissions and expenses, brokerage fees or transfer taxes.

     Any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.


                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Stradling, Yocca, Carlson & Rauth, a Professional Corporation, Newport Beach, California.

                                    EXPERTS


     The financial statements of the Company incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended May 31, 1996 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Control Systems, Inc. incorporated in this Prospectus by reference to the Current Report on Form 8-K dated March 27, 1996, or as amended by the Current Report on Form 8-K/A dated August 14, 1996, have been so incorporated in reliance on the report of Atkinson & Co., Ltd., independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 317 of the California General Corporation Law makes provision for the indemnification of officers and directors in terms sufficiently broad to include indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). The Articles of Incorporation of the Company authorize the Company to provide indemnification of its officers, directors and agents for breach of duty to the Company and its shareholders through bylaw provisions or indemnification agreements, or both, to the fullest extent permitted by California law, subject to certain limitations. Article III, Section 15 of the Company's Bylaws provides, among other things, that the Company shall indemnify its directors and officers to the fullest extent permitted by California law, as amended from time to time. The effect of this provision is to obligate the Company to indemnify its directors and officers in respect of all liabilities and expenses arising out of third party claims, derivative claims and criminal, administrative, and investigative proceedings, even if these persons were negligent or grossly negligent, provided that the director or officer acted in good faith and in a manner which he or she reasonably believed to be in the best interest of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

     In addition, the Company has entered into indemnification agreements with its officers and directors which would contractually obligate the Company to indemnify officers and directors to the fullest extent permitted by law. Such indemnification agreements require the Company to indemnify its directors and officers against expenses (including attorneys' fees) judgments, fines and amounts paid in settlement in connection with any lawsuit or proceeding, whether civil, criminal, administrative or investigative (other than actions by or in the right of the Company) if the officer or director acted in good faith and in a manner he or she reasonably believed to be in the best interest of the Company. In the case of derivative actions, indemnification extends only to expenses incurred in connection with the defense or settlement of the action, unless court approval is obtained for indemnification of amounts paid in settlement to the Company. By its terms, the benefits of the indemnification agreements are not available if or to the extent the officer or director (i) has other indemnification or insurance coverage for the claim or with respect to the matters giving rise to the claim, or (ii) committed an act, transaction or omission for which he or she may not be relieved of liability under the California General Corporation Law or federal securities laws.

     In addition, as permitted by Section 204(a)(10) of the California General Corporation Law, the Articles of Incorporation of the Company provide that a director of the Company shall not be liable to the Company or its shareholders for monetary damages to the fullest extent permissible under California law. However, as provided by California law, such limitation of liability will not act to limit the liability of a director for (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interest of the Company or its shareholders or that involve the absence of good faith on the party of the director, (iii) any transaction from which a director derived an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Company or its shareholders, (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders, (vi) any improper transaction between a director and the Company in which the director has a material financial interest or (vii) any unlawful distributions to the shareholders of the Company or any unlawful loan of money or property to, or a guarantee of the obligation of, any director of officer of the Company.

     Insofar as indemnification or liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                282,457 Shares



                            UNIT INSTRUMENTS, INC.



                                 COMMON STOCK



                                   --------
                                  PROSPECTUS
                                   --------



                                April 14, 1997



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                  INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution
-----------------------------------------------------

     The following sets forth the costs and expenses, all of which shall be borne by the Company, in connection with the offering of the shares of Common Stock pursuant to this Registration Statement:

          Securities and Exchange Commission Fee...   $   717
          Accounting Fees and Expenses Fee.........   $ 5,000*
          Legal Fees and Expenses Fee..............   $10,283*
                                                      -------

               Total...............................   $16,000

     * Estimated


Item 15.  Indemnification of Directors and Officers.
---------------------------------------------------

     Section 317 of the California General Corporation Law makes provision for the indemnification of officers and directors in terms sufficiently broad to include indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). The Articles of Incorporation of the Company authorize the Company to provide indemnification of its officers, directors and agents for breach of duty to the Company and its shareholders through bylaw provisions or indemnification agreements, or both, to the fullest extent permitted by California law, subject to certain limitations. Article III, Section 15 of the Company's Bylaws provides, among other things, that the Company shall indemnify its directors and officers to the fullest extent permitted by California law, as amended from time to time. The effect of this provision is to obligate the Company to indemnify its directors and officers in respect of all liabilities and expenses arising out of third party claims, derivative claims and criminal, administrative, and investigative proceedings, even if these persons were negligent or grossly negligent, provided that the director or officer acted in good faith and in a manner which he or she reasonably believed to be in the best interest of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

     In addition, the Company has entered into indemnification agreements with its officers and directors which would contractually obligate the Company to indemnify officers and directors to the fullest extent permitted by law. Such indemnification agreements require the Company to indemnify its directors and officers against expenses (including attorneys' fees) judgments, fines and amounts paid in settlement in connection with any lawsuit or proceeding, whether civil, criminal, administrative or investigative (other than actions by or in the right of the Company) if the officer or director acted in good faith and in a manner he or she reasonably believed to be in the best interest of the Company. In the case of derivative actions, indemnification extends only to expenses incurred in connection with the defense or settlement of the action, unless court approval is obtained for indemnification of amounts paid in settlement to the Company. By its terms, the benefits of the indemnification agreements are not available if or to the extent the officer or director (i) has other indemnification or insurance coverage for the claim or with respect to the matters giving rise to the claim, or (ii) committed an act, transaction or omission for which he or she may not be relieved of liability under the California General Corporation Law or federal securities laws.

     In addition, as permitted by Section 204(a)(10) of the California General Corporation Law, the Articles of Incorporation of the Company provide that a director of the Company shall not be liable to the Company or its shareholders for monetary damages to the fullest extent permissible under California law. However, as provided by California law, such limitation of liability will not act to limit the liability of a director for (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interest of the Company or its shareholders or that involve the absence of good faith on the party of the director, (iii) any transaction from which a director derived an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Company or its shareholders, (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders, (vi) any improper transaction between a director and the Company in which the director has a material financial interest or (vii) any unlawful distributions to the shareholders of the Company or any unlawful loan of money or property to, or a guarantee of the obligation of, any director of officer of the Company.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16.  Exhibits.
------------------


     2.1 Agreement and Plan of Reorganization and Merger dated as of April 23, 1996, among Unit Instruments, Inc., Control Systems, Inc., and CSI Acquisition Corporation, Thomas A. Barr, Jaime C. Barr and Christopher
          V. Barr. Incorporated by reference to Exhibit 10.10 to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1996, filed with the Commission on August 12, 1996.

     5    Opinion of Stradling, Yocca, Carlson & Rauth, a Professional
          Corporation.

     23.1 Consent of Stradling, Yocca, Carlson & Rauth, a Professional Corporation (included in Exhibit 5).

     23.2 Consent of Price Waterhouse LLP.

     23.3 Consent of Atkinson & Co., Ltd.

     24 Power of Attorney (included on the signature page to the Registration Statement - see pages II-4 and II-5).

Item 17.  Undertakings.
----------------------


     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
          Section 15(d) of the Securities Exchange Act of 1934, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Yorba Linda, State of California, on the 14th day of April, 1997.

                                 UNIT INSTRUMENTS, INC.



                                 By: /s/ Michael J. Doyle
                                     ------------------------------------------
                                     Michael J. Doyle, President and Chief
                                     Executive Officer


                               POWER OF ATTORNEY

     We, the undersigned directors and officers of Unit Instruments, Inc. do hereby constitute and appoint Michael J. Doyle and Gary N. Patten, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) hereto or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended; and we do hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      SIGNATURE                      TITLE                     DATE
--------------------        -------------------------------   ---------------

/s/ Michael J. Doyle        President, Chief Executive        April 14, 1997
--------------------        Officer and Director
Michael J. Doyle            (Principal Executive Officer)


/s/ Gary N. Patten          Vice President, Chief             April 14, 1997
--------------------        Financial Officer and
Gary N. Patten              Secretary (Principal Financial
                            and Accounting Officer)


/s/ James C. Levinson           Chairman of the Board of          April 14, 1997
-----------------------         Directors
James C. Levinson

/s/ A. Wade Blackman, Jr.       Director                          April 14, 1997
-----------------------
A. Wade Blackman, Jr.

/s/ George Boyadjieff           Director                          April 14, 1997
-----------------------
George Boyadjieff

/s/ Edward Rogas, Jr.           Director                          April 14, 1997
-----------------------
Edward Rogas, Jr.

                                 EXHIBIT INDEX


EXHIBIT                                                        SEQUENTIAL
NUMBER                           DESCRIPTION                   PAGE NUMBER
------------------   --------------------------------------    -----------
  5                  Opinion of Stradling, Yocca,
                     Carlson & Rauth, a Professional
                     Corporation.                                   22

 23.1                Consent of Stradling, Yocca,
                     Carlson & Rauth, a Professional
                     Corporation (included in Exhibit 5).           --

 23.2                Consent of Price Waterhouse LLP.               23

 23.3                Consent of Atkinson & Co., Ltd.                24

 24                  Power of Attorney (included on the
                     signature page to the Registration
                     Statement -- see pages II-4 and II-5).